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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number     0-25968
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                    Charles E. Smith Residential Realty L.P.
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             (Exact name of registrant as specified in its charter)

   2345 Crystal Drive, Crystal City, Arlington, Virginia 22202 (703) 920-8500
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Class A Units of Limited Partnership Interest
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            (Title of each class of securities covered by this Form)

                                       N/A
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [_]
     Rule 12g-4(a)(1)(ii) [_]            Rule 12h-3(b)(2)(i)  [_]
     Rule 12g-4(a)(2)(i)  [_]            Rule 12h-3(b)(2)(ii) [_]
     Rule 12g-4(a)(2)(ii) [_]            Rule 15d-6           [X]
     Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certification or notice
date:        0
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Charles E. Smith Residential Realty L.P., through Archstone-Smith Operating Trust, as successor by merger, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:       November 1, 2001            By: /s/ Caroline Brower
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                                            Caroline Brower
                                            Senior Vice President of
                                            Archstone-Smith Operating Trust